Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 30, 2014, with respect to the consolidated financial statements of Sprague International Properties LLC as of December 31, 2013 and for the year then ended, included in Sprague Resources LP’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 23, 2015 and incorporated by reference in the Registration Statement on Form S-3 (No. 333-200148) and related Prospectus of Sprague Resources LP for the registration of common units.

/s/ Ernst & Young LLP

Montreal, Canada

April 15, 2015